Exhibit 10.1
RESTRUCTURING SUPPORT AGREEMENT
     This RESTRUCTURING SUPPORT AGREEMENT (together with the Term Sheet, as defined below, this “Agreement”) is made and entered into as of February 28, 2010, by and among (i) Regent Communications, Inc., a Delaware corporation (“Parent”), Regent Broadcasting, LLC, a Delaware limited liability company (“Regent”), and all of their undersigned subsidiaries and affiliates that may or will be one of the debtors in Regent’s voluntary reorganization cases (collectively, the “Company” or the “Debtors,” as appropriate) and (ii) the Lenders (defined below) that are signatories hereto (the “Consenting Lenders” and, together with the Company, the “Parties”).
     Capitalized terms used herein and not otherwise defined have the meanings assigned thereto in the Term Sheet (both as defined herein), as applicable.
W I T N E S S E T H:
     WHEREAS, the Company is party to that certain Credit Agreement, dated as of November 21, 2006 (as amended, modified, supplemented, or waived from time to time, the “Credit Agreement”), by and among Regent, as borrower, the guarantors party thereto, Bank of America, N.A. (“BofA”), as administrative agent (in such capacity, the “Administrative Agent”), BofA, as issuing lender (in such capacity, the “Issuing Lender”), and the banks and other financial institutions from time to time party thereto, as lenders (the “Lenders”), providing for a maximum revolving credit facility of $75,000,000 (the “Revolving Credit Facility”), a $115,000,000 initial senior secured Term B Loan (the “Term Facility”), and a senior secured delayed draw term loan facility in the aggregate principal amount of $50,000,000 (the “Delayed Draw Facility”, together with the Revolving Facility, the Delayed Draw Facility and the Term Facility, the “Credit Facility”). As of February 28, 2010, the Company is obligated for an aggregate principal amount of $41,633,504 outstanding under the Revolving Credit Facility, $108,504,343 under the Term Facility, and $42,469,828 under the Delayed Draw Facility (such obligations together with the other “Obligations” (as defined in the Credit Facility), collectively, the “Credit Facility Obligations”);
     WHEREAS, the Company is party to certain Specified Swap Agreements (collectively, the “Specified Swap Agreements”), including: (i) those certain Confirmations dated December 4, 2006 and December 16, 2006, between BofA and Regent Broadcasting, Inc., as amended, (ii) those certain Confirmations of Swap Transactions, dated December 4, 2006 and December 15, 2006, between Suntrust (“Suntrust”) and Regent Broadcasting, Inc., as amended, and (iii) that certain Confirmation dated December 5, 2006, and that certain ISDA Master Agreement dated as of January 12, 2007, in each case between Bank of Montreal (“Bank of Montreal” and, together with BofA and Suntrust, the “Swap Counterparties”), and Regent Broadcasting, LLC, as amended. As of February 28, 2010, the Company is obligated for an aggregate principal amount of $12,102,361 under the Specified Swap Agreements (such obligations, collectively, the “Specified Swap Obligations” and, together with the Credit Facility Obligations but without duplication, the “Obligations”);

     WHEREAS, the Company’s boards of directors have determined that a financial restructuring is advisable and in the best interests of their stockholders and creditors;
     WHEREAS, the Parties, with the assistance of their legal and financial advisors, have engaged in good faith negotiations with the objective of reaching an agreement with regard to a restructuring of the outstanding indebtedness and liabilities of the Company, in accordance with the terms set forth in this Agreement;
     WHEREAS, Exhibit A hereto is a term sheet (as may be amended, supplemented or otherwise modified only with the consent of Consenting Lenders who together hold at least 66 2/3% of the aggregate principal amount of the outstanding Obligations (such Consenting Lenders, the “Requisite Consenting Lenders”) in their sole discretion, the “Term Sheet”) setting forth the principal terms of a restructuring (the “Restructuring”) of all the outstanding indebtedness under the Credit Agreement and the Specified Swap Agreements;
     WHEREAS, the Term Sheet is expressly incorporated by reference herein and made a part hereof;
     WHEREAS, the Company intends to: (a) to commence voluntary reorganization cases (each a “Chapter 11 Case,” and collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effect the Restructuring through a prenegotiated chapter 11 plan of reorganization, which such plan, including any amendment or modification thereto, shall be in form and substance acceptable to the Requisite Consenting Lenders and the Company and consistent in all respects with this Agreement (the “Prearranged Plan”); and (b) consistent with the terms of this Agreement, file and use reasonable efforts to obtain approval and confirmation, as applicable, of the Prearranged Plan and the accompanying disclosure statement, which such disclosure statement, including any amendment or modification thereto, shall be in form and substance acceptable to the Requisite Consenting Lenders and the Company and consistent in all respects with this Agreement (the “Disclosure Statement”);
     WHEREAS, each Consenting Lender is the holder of a claim, within the meaning of Section 101(5) of the United States Bankruptcy Code, arising out of or related to the Credit Facility and/or the Specified Swap Agreements, as applicable (each, a “First Lien Debt Claim”);
     WHEREAS, each Company and each Consenting Lender has reviewed, or has had the opportunity to review, this Agreement with the assistance of their respective legal and financial advisors of their own choosing;
     WHEREAS, each Company and each Consenting Lender desires to consent to and support the Restructuring and, if applicable, vote to accept the Prearranged Plan and not otherwise act inconsistent with or impede the support of the Prearranged Plan that implements the terms of the Restructuring; and
     WHEREAS, subject to execution of definitive documentation and appropriate approvals by the Bankruptcy Court of the Disclosure Statement and the Prearranged Plan, this Agreement sets forth the terms and conditions of the Parties’ respective obligations hereunder.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
     Section 1. Term Sheet. The Term Sheet is incorporated by reference herein and is made part of this Agreement as if fully set forth herein. The general terms and conditions of the Restructuring are set forth in the Term Sheet; provided, however, that the Term Sheet is supplemented by the terms and conditions of this Restructuring Support Agreement. In the event of any inconsistencies between the terms of this Restructuring Support Agreement and the Term Sheet, the Term Sheet shall govern.
     Section 2. Support for the Prearranged Plan.
          (a) Each Debtor agrees to use its commercially reasonable efforts to: (i) support, complete and do all things necessary and appropriate to implement, and to otherwise take all appropriate action in furtherance of, the transactions embodied in this Agreement, including, without limitation, (A) commencing the Chapter 11 Cases on or before March 1, 2010 (the date of commencement of the Chapter 11 Cases is hereinafter referred to as the “Petition Date”), (B) filing the Prearranged Plan, Disclosure Statement and a motion seeking approval of procedures governing the solicitation of the Prearranged Plan (the “Solicitation Procedures Motion”) with the Bankruptcy Court on the Petition Date; (C) obtaining an order of the Bankruptcy Court approving the Solicitation Procedures Motion and Disclosure Statement within thirty-three (33) calendar days of the Petition Date, (D) obtaining a Confirmation Order (defined below) within forty (40) calendar days of the Petition Date, (E) causing the effective date of the Prearranged Plan (the “Effective Date”) to occur on or prior to the later of (x) fifteen (15) calendar days after the entry of the Confirmation Order and (y) three (3) business days after the date the Necessary Approval1 from the Federal Communications Commission (the “FCC”) is obtained, and (F) obtaining an order from the Bankruptcy Court approving the use of cash collateral and grant of adequate protection to the Lenders, each as described more fully in Section 7 hereof; (ii) obtain the Necessary Approval as soon as practicable after the Petition Date but in any event on or prior to July 23, 2010; and (iii) take all steps necessary and appropriate to obtain any and all required regulatory and/or third-party approvals for the Restructurings, including, without limitation, (A) filing the short-form FCC approval applications seeking a pro forma involuntary assignment of the Company’s broadcasting and other FCC-issued licenses (the "FCC Licenses”) to the Debtors (“Short-Form FCC Applications”) within three (3) business days

[1]	For purposes hereof, “Necessary Approval” shall mean the earliest receipt of (a) FCC approval of transfer of control of the FCC Licenses to the holders of New Equity (as defined in the Term Sheet) issued pursuant to the Prearranged Plan (the “Transfer of Control”), (b) FCC approval of pro forma assignment or transfer of control of the FCC Licenses to a trust managed by Jay Meyers (or such other independent trustee acceptable to the Required Lenders (as defined in the Credit Agreement)) (the "Independent Trustee,” and such trust, the “Independent Trust”) pursuant to a trust agreement acceptable to the Requisite Consenting Lenders (the “Independent Trust Agreement”) for the benefit of Reorganized Borrower (or its designee(s)), or (c) FCC approval of pro forma assignment or transfer of control of the FCC Licenses to a trust managed by a board comprised of four (4) members of the current board of directors of Parent and three (3) additional individuals, all seven (7) of which shall be selected by the Required Lenders (as defined in the Credit Agreement) (the “Traditional Trustee,” and such trust, the “Traditional Trust”) pursuant to a trust agreement acceptable to the Requisite Consenting Lenders (the "Traditional Trust Agreement”) for the benefit of Reorganized Borrower (or its designee(s)).

of the Petition Date, (B) filing the long-form FCC approval applications seeking FCC consent to the Transfer of Control to the holders of new equity issued pursuant to the Prearranged Plan (“Long-Form FCC Applications”) no later than three (3) business days after receipt of approval from the FCC of the Short-Form FCC Applications (or, if later, two (2) business days after the date on which the Requisite Consenting Lenders are prepared to file the Long-Form FCC Applications), (C) filing a motion (the “Independent Trust Motion”) with the Bankruptcy Court seeking an order approving the Independent Trust and the Independent Trust Agreement, which order shall be acceptable to the Requisite Consenting Lenders in their sole discretion (the "Independent Trust Order”), within five (5) business days after the Petition Date, (D) filing the short-form FCC approval applications seeking an assignment to the Independent Trust of the FCC Licenses and any related assets designated by the Requisite Consenting Lenders (collectively, the “Independent Trust FCC Application”) within three (3) business days after the later of (x) receipt of approval from the FCC of the Short-Form FCC Applications and (y) the date on which the Bankruptcy Court enters the Independent Trust Order, (E) filing the short-form FCC approval applications seeking an assignment to the Traditional Trust of the FCC Licenses and any related assets designated by the Requisite Consenting Lenders (collectively, the "Traditional Trust FCC Application”) on the date which is the later of (x) three (3) business days after the entry of the Confirmation Order (as defined in Section 5(a)(5) below) and (y) the thirtieth (30th) calendar day following the filing of the Independent Trust FCC Application, or, if earlier requested by the Requisite Consenting Lenders, within three (3) business days after such request, (F) if requested by the Requisite Consenting Lenders, filing a motion (the “Traditional Trust Motion”) with the Bankruptcy Court seeking an order approving the Traditional Trust and the Traditional Trust Agreement, which order shall be acceptable to the Requisite Consenting Lenders (the “Traditional Trust Order”), within five (5) business days after such request, and (G) using commercially reasonable efforts to otherwise support the Short-Form FCC Applications, the Long-Form FCC Applications, the Independent Trust Application, the Independent Trust Motion, the Traditional Trust Motion (if any) and the Traditional Trust FCC Application (if any).
          (b) Subject to the terms and conditions of this Agreement and in accordance with the terms hereof, each Debtor agrees to not object, commence any proceeding or otherwise oppose or alter any of the terms of the Prearranged Plan or any other document filed in connection with the confirmation of the Prearranged Plan (each such document, the terms of which shall be reasonably acceptable in all respects to the Requisite Consenting Lenders and the Debtors, a “Reorganization Document”) and agrees to not take any action which is inconsistent with, or that would delay approval or confirmation of, the Prearranged Plan, the Disclosure Statement or any of the Reorganization Documents, or that could reasonably be expected to prevent, delay or impede the Restructuring pursuant to the Prearranged Plan or any Reorganization Document.
          (c) Subject to the terms and conditions of this Agreement and in accordance with the terms hereof, from the date hereof through the Effective Date, each Debtor agrees that it will operate in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to keep intact the assets, operations and relationships of its business. Each Debtor shall inform the Requisite Consenting Lenders immediately about all occurrences which may have a material adverse effect on the assets, operations or relationships of the Debtors’ businesses. In addition to, and not in limitation of, the foregoing, each Debtor hereby covenants and agrees that it shall not, without the consent of the Requisite Consenting

Lenders, extend, amend or renew, or enter into, any contract or other binding commitment or arrangement which (A) is entered into outside the ordinary course of business and requires the Debtors pay an amount in excess of $50,000 in any given twelve month period or (B) is entered into in the ordinary course of business but requires the Debtors pay an amount in excess of $100,000 in any given twelve month period, including, without limitation, (i) any contract, commitment or other binding arrangement, the subject matter of which is not directly used in the operation of any of the Company’s radio stations, (ii) any contract, commitment or other binding arrangement with any officer, director, employee, consultant or independent contractor of the Company (except as expressly provided by the Term Sheet), or (iii) any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan. For the avoidance of doubt, nothing in this section is intended to, nor shall it, constitute a waiver of the Consenting Lenders’ right to object to any such contracts, commitments or other binding arrangements, whether or not prohibited hereunder (except for those agreements to be assumed pursuant to the Term Sheet).
          (d) Subject to the terms and conditions of this Agreement and in accordance with the terms hereof, each Consenting Lender agrees to: (i) vote its First Lien Debt Claims to accept the Prearranged Plan by delivering its duly executed and completed ballot accepting the Prearranged Plan, provided, however, that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement pursuant to the terms hereof; and (ii) not withdraw, change or revoke (or cause to be withdrawn, changed or revoked) its vote with respect to the Prearranged Plan except as otherwise expressly permitted pursuant to subsection (i) above.
          (e) Each Consenting Lender agrees to use commercially reasonable efforts to support, complete and do all things necessary and appropriate to implement, and to otherwise use commercially reasonable efforts to take all appropriate action in furtherance of, the transactions embodied in this Agreement, including, without limitation, using commercially reasonable efforts to (i) cause the Effective Date to occur on or prior to the later of (A) fifteen (15) calendar days after the entry of the Confirmation Order and (B) three (3) business days after the Necessary Approval is obtained, (ii) obtain the Necessary Approval on or prior to July 23, 2010, and (iii) take all steps necessary and appropriate to obtain any and all required regulatory and/or third-party approvals for the Restructuring, including, without limitation, using commercially reasonable efforts to support the Short-Form FCC Applications, the Long-Form FCC Applications, the Independent Trust Application, the Independent Trust Motion, the Traditional Trust Motion (if any) and the Traditional Trust FCC Application (if any).
          (f) The Parties agree to reasonably cooperate in (i) seeking approval of the Short-Form FCC Applications, the Long-Form FCC Applications, the Independent Trust Application, the Traditional Trust FCC Application (if any), the Independent Trust Motion and the Traditional Trust Motion (if any), (ii) proposing in the Long-Form FCC Applications the assignment to a divestiture trust of any of the Company’s radio stations necessary to comply with the FCC’s multiple or cross-ownership rules, and (iii) seeking any waiver of the FCC’s Rules regarding contingent or inconsistent applications which may be necessary.
          (g) Subject to the terms and conditions of this Agreement and in accordance with the terms hereof, each Consenting Lender agrees to not object, commence any proceeding or otherwise oppose or alter any of the terms of the Prearranged Plan or any other Reorganization

Document and agrees to not take any action which is inconsistent with, or that would delay approval or confirmation or assumption of the Prearranged Plan, the Disclosure Statement or any of the Reorganization Documents, or that could reasonably be expected to prevent, delay or impede the Restructuring pursuant to the Prearranged Plan or any Reorganization Document.
          (h) Each of the Parties agrees that it will negotiate in good faith (i) the documentation regarding the Restructuring or otherwise contemplated by the Term Sheet, (ii) the Prearranged Plan, and (iii) the other documents contemplated hereby and thereby.
     Section 3. Transfer of Claims, Interests, and Securities. Each Consenting Lender individually and severally covenants that, from the date hereof until the termination of this Agreement with respect to such Party, such Party shall not, directly or indirectly, sell, pledge, hypothecate, or otherwise transfer (“Transfer”) any First Lien Debt Claims, or any option or right to acquire, or voting, participation, or other interest therein, except to another Consenting Lender or to a purchaser or other entity that represents that it will execute and deliver (and who does so execute and deliver) to the Company and the Consenting Lenders within two business days of settlement of such trade or transfer an agreement in writing (in a form substantially similar to Exhibit B hereto) to assume and be bound by all the terms of this Agreement with respect to the relevant First Lien Debt Claims, or other interests being transferred to such purchaser (which agreement shall include the representations and warranties set forth in this Agreement). The Company shall promptly acknowledge any such trade or transfer in writing and provide a copy of such acknowledgement to the transferor. By its acknowledgement of the relevant trade or transfer, the Company shall be deemed to have acknowledged that their obligations to the Consenting Lender hereunder shall be deemed to constitute obligations in favor of the relevant transferee as a Consenting Lender hereunder. Any Transfer of any First Lien Debt Claim that does not comply with the foregoing shall be deemed void ab initio. This Agreement shall in no way be construed to preclude a Party from acquiring additional claims under the Credit Agreement or Specified Swap Agreements, as applicable, or other interests in any Debtor; provided, however, that any such additional claims under the Credit Agreement or Specified Swap Agreements shall automatically be deemed to be subject to all the terms of this Agreement.
     Section 4. Representations and Warranties.
          (a) Representations and Warranties of Each Party. Each of the Parties severally, but not jointly, represents and warrants to each of the other Parties that the following statements are true and correct as of the date hereof:
               (1) Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.
               (2) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.
               (3) No Conflicts. The execution, delivery, and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation, by-laws, or other organizational documents; or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).
               (4) Governmental Consent. The execution, delivery, and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except: (i) such filings as may be necessary and/or required for disclosure by the FCC, Securities and Exchange Commission and applicable state securities or “blue sky” laws; (ii) any filings in connection with the Chapter 11 Cases, including the approval of the Disclosure Statement and confirmation of the Prearranged Plan; and (iii) in the case of the Company, (A) filings of amended articles of incorporation or formation or other organizational documents with applicable state authorities, and (B) other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the businesses of the Company.
          (b) Additional Representations and Warranties of the Consenting Lenders. Each of the Consenting Lenders represents and warrants, severally but not jointly, to each of the other Parties that the following statements are true, correct, and complete as of the date hereof:
               (1) Ownership. It is: (A) (i) the sole beneficial owner and/or the investment advisor or manager for the beneficial owners of the claims set forth on its signature page attached hereto, having the power to vote and dispose of such claims on behalf of such beneficial owners; and (ii) entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such claims; or (B) otherwise entitled to act on behalf of such claims and/or the beneficial owner or owners and/or investment advisor or manager thereof.
               (2) Transfers. It has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in the claims that are subject to this Agreement that are inconsistent with the representations and warranties made above or would render such Consenting Lender otherwise unable to comply with this Agreement.
               (3) Laws. It is: (A) a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in any securities that may be issued in connection with the Restructuring in accordance with this Agreement, making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement; and (B) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933, as amended.

     Section 5. Termination of the Agreement.
          (a) Termination Events. In addition to any termination of this Agreement that may occur pursuant to Section 6 hereof, this Agreement and the obligations of the Parties hereunder may be terminated in accordance with Section 5(b) below in the event of any of the following (each, a “Termination Event”):
               (1) the Debtors fail to commence the Chapter 11 Case on or prior to March 1, 2010;
               (2) the Debtors fail to file the Prearranged Plan, Disclosure Statement and Solicitation Procedures Motion on the Petition Date;
               (3) the Debtors fail to (A) file the Short-Form FCC Applications within three (3) business days after the Petition Date, (B) file the Independent Trust Motion within five (5) business days after the Petition Date, (C) file the Independent Trust FCC Application within three (3) business days after the Bankruptcy Court enters the Independent Trust Order, (D) file the Traditional Trust FCC Application on the date which is the later of (x) three (3) business days after the entry of the Confirmation Order (as defined below) and (y) the thirtieth (30th) calendar day following the filing of the Independent Trust FCC Application, or, if earlier requested by the Requisite Consenting Lenders, within three (3) business days after such request (unless in each case the Necessary Approval has already been obtained and remains in effect), or (E) if requested by the Requisite Consenting Lenders, file the Traditional Trust Motion within five (5) business days after receipt of such request (unless the Necessary Approval has already been obtained and remains in effect);
               (4) the Debtors fail to file the Long-Form FCC Applications no later than three (3) business days after receipt of approval from the FCC of the Short-Form FCC Applications (or, if later, two (2) business days after the date on which the Requisite Consenting Lenders are prepared to file the Long-Form FCC Applications);
               (5) the order (the “Confirmation Order”) (a) confirming the Prearranged Plan and (b) approving all exhibits, appendices, Plan supplement documents and related documents (collectively, the “Plan Supplement”), the terms and substance of which shall be acceptable in all respects to (i) the Requisite Consenting Lenders and, (ii) solely with respect to any Plan Supplement documents or related documents (A) which affect the treatment of claims of holders of unsecured claims or interests of holders of existing equity interests under the Plan or (B) to which the Debtors are a party, the Debtors, shall not have been entered by the Bankruptcy Court within one-hundred and five (105) calendar days of the Petition Date, or the Confirmation Order shall have been reversed on appeal or vacated at any time after entry of such order;
               (6) the Effective Date shall not have occurred on or prior to the earlier of: (a) the later to occur of (i) fifteen (15) calendar days after the entry of the Confirmation Order and (ii) three (3) business days after the Necessary Approval from the FCC is obtained, provided that such Necessary Approval shall have remained in effect; and (b) July 28, 2010;

               (7) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring, including, without limitation, an order denying confirmation of the Prearranged Plan or declaring this Agreement to be unenforceable against any of the Debtors;
               (8) any of the Debtors (x) files, propounds or otherwise supports for any Debtor any plan of reorganization in the Chapter 11 Cases other than the Prearranged Plan, (y) files any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement or the Prearranged Plan, or (z) withdraws the Prearranged Plan or publicly announces its intention not to support the Prearranged Plan;
               (9) the Debtors’ exclusive right to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;
               (10) any Debtor shall have sought dismissal of its Chapter 11 Case or an order dismissing one or more of the Debtors’ Chapter 11 Cases shall have been entered;
               (11) any of the Chapter 11 Cases of the Company is converted to a case under chapter 7 of the Bankruptcy Code or is dismissed;
               (12) any of the Debtors shall file a motion or the Bankruptcy Court shall enter an order approving a payment to any party (whether in cash or other property or whether as adequate protection, settlement of a dispute, or otherwise) that would be materially inconsistent with the treatment of such party under this Agreement;
               (13) entry of an order by the Bankruptcy Court allowing for the recovery of any costs, expenses or other amounts from the Lenders’ collateral under section 506(c) of the Bankruptcy Code or the filing by the Debtors of a motion or complaint to avoid the liens of the Lenders under the Credit Facility or the entry of an order by the Bankruptcy Court, whether in response to a motion or complaint brought by the Debtors or otherwise, avoiding such liens;
               (14) the entry of an order by the Bankruptcy Court appointing an examiner with enlarged powers relating to the operation of any material part of the business of the Debtors, taken as a whole (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code, or the entry of an order by the Bankruptcy Court appointing a trustee under section 1104 of the Bankruptcy Code;
               (15) any Party has breached any material provision of this Agreement (including, without limitation, in the case of the Company, its failure to use commercially reasonable efforts under Section 2(a) hereof) and such breach has not been duly waived or cured in accordance with the terms hereof within five (5) days after receipt of notice of such breach; provided, however, that so long as the Debtors are using their commercially reasonable efforts to meet the conditions set forth in Section 2(a) hereof, failure to meet the deadlines in Section 2(a) hereof shall not constitute a Termination Event under this Section 5(a)(15);

               (16) the Company is or becomes subject to one or more fixed, liquidated liabilities, or contingent or disputed liabilities that are reasonably likely to become fixed, liquidated liabilities, in an aggregate amount greater than $750,000, provided that all liabilities disclosed on the Company’s balance sheet as of December 31, 2009 or otherwise disclosed to the Consenting Lenders in the side letter among the Parties dated as of the date hereof shall be excluded for purposes of making such determination; provided, further, that all liabilities incurred by the Company since December 31, 2009 in the ordinary course of business consistent with past practice (other than for breach of contract, tort, infringement, violation of or liability under applicable law to the extent not covered by insurance), shall be excluded for purposes of making such determination;
               (17) in connection with the Consenting Lenders’ due diligence review of the Debtors, any contamination, condition, violation or liability, as determined by an environmental consultant who is not an affiliate of Oaktree, including contamination that exceeds currently-allowed regulatory limits or cleanup standards and is not otherwise permanently authorized by permit or law (such items, “Environmental Defects”) are discovered prior to the Effective Date and the cost to remediate, correct or settle such Environmental Defects (the “Remediation Value”) exceeds or is reasonably likely to exceed $750,000 in the aggregate; provided that Oaktree will provide notice of the discovery of such Environmental Defects to the Debtors and the Consenting Lenders; and
               (18) the Company and the Requisite Consenting Lenders agree in writing to terminate the Agreement.
The foregoing Termination Events are intended solely for the benefit of the Party or Parties who are entitled to terminate this Agreement pursuant to Section 5(b) as a result of the occurrence of such Termination Event.
     (b) Termination Event Procedures.
               (1) Upon the occurrence of any of the Termination Events described in Sections 5(a)(1) through 5(a)(5), unless primarily caused by a breach of this Agreement by any Consenting Lender, this Agreement, and the obligations of the Parties hereunder, shall terminate upon the delivery by Kirkland & Ellis LLP (“Kirkland”), at the written direction of the Requisite Consenting Lenders at their option, of a written notice of such termination to each of Regent and the other Consenting Lenders in accordance with Section 8(c) hereof; it being agreed by each of the Parties hereto that each such Party hereby waives any requirement under section 362 of the Bankruptcy Code to lift the automatic stay in connection with the giving of such termination notice.
               (2) Upon (x) the occurrence of the Termination Event described in Section 5(a)(15) due to a material breach of this Agreement by any of the Debtors not primarily caused by a breach of this Agreement by any Consenting Lender or (y) the occurrence of any of the Termination Events described in Sections 5(a)(6) through 5(a)(14) or Sections 5(a)(16) through 5(a)(17) not primarily caused by a breach of this Agreement by any Consenting Lender, this Agreement and the obligations of the parties hereunder shall automatically terminate without further action unless no later than five (5) business days after the occurrence of any such Termination Event, the occurrence of such Termination Event is waived in writing by the Requisite

Consenting Lenders in their sole discretion, notice of which waiver will be delivered by Kirkland to Regent.
               (3) Upon the occurrence of the Termination Event described in Section 5(a)(15) due to a material breach of this Agreement by Consenting Lenders who together hold more than thirty-four percent (34%) of the aggregate principal amount of the outstanding Obligations, this Agreement and the obligations of the Parties hereunder shall terminate upon the delivery by Regent of a written notice of such termination to each of the Consenting Lenders in accordance with Section 8(c) hereof.
          (c) Effect of Termination.
               (1) Subject to Section 5(c)(2), any termination of this Agreement shall render such Agreement void and of no further force or effect, and there shall be no liability or obligation on the part of any Party.
               (2) No termination of this Agreement (whether pursuant to Section 5 or 6 hereof) shall limit the Parties’ rights and remedies for any breach of this Agreement or non-performance of any obligations hereunder by any Party in each case prior to such termination, including, but not limited to, the reservation of rights set forth herein.
     Section 6. Fiduciary Obligations. Notwithstanding anything to the contrary contained in this Agreement:
          (a) the Company may furnish, or cause to be furnished, subject to customary confidentiality and other terms, information concerning the Company and its affiliates and the businesses, properties or assets of the Company and its affiliates to a party from whom it receives an unsolicited offer that the Company and its Board of Directors reasonably believe in good faith is a Topping Proposal, provided that the Company and its Board of Directors must reasonably believe in good faith that such party has expressed a legitimate interest in, and has the financial wherewithal to consummate, such Topping Proposal (a “Potential Acquiror”); provided, further, that, except to the extent expressly provided in this Section 6(a) and Section 6(c) hereof, the Company shall not, and shall cause its directors, officers, affiliates, representatives, advisors and agents to not, directly or indirectly, seek, solicit, support, encourage, consent to, participate in any discussions regarding the negotiation or formulation of, or enter into any letter of intent or definitive agreement with respect to, a Topping Proposal or any other Alternative Transaction;
          (b) following receipt of any proposal, offer or indication of interest for an Alternative Transaction by any party other than the Requisite Consenting Lenders, the Debtors shall disclose to Kirkland in writing on a confidential basis (it being agreed that Kirkland may share such disclosure with the Requisite Consenting Lenders): (i) the identity of such party; (ii) the nature of any interest expressed by such party; and (iii) the terms and conditions of any proposal or offer or other expression of interest for an Alternative Transaction from such party; which disclosure shall be given by the Debtors to Kirkland within one (1) business day of receipt by the Debtors;
          (c) following a reasonable good faith determination by the Company and its Board of Directors, after consultation with its advisors, that a proposal or offer for an Alternative

Transaction is a Topping Proposal from a Potential Acquiror, the Company (i) may negotiate and discuss such Topping Proposal with the Potential Acquiror and (ii) may terminate this Agreement and the obligations of the Parties hereunder by providing five (5) business days prior written notice to each other Party hereto in accordance with Section 8(c) hereof, in each case to the extent that the Company and its Board of Directors has made a reasonable good faith determination, after consulting with its advisors, that the failure to do so would be a violation of its fiduciary duties; provided, however, that if the Confirmation Order includes a provision expressly authorizing compliance with this proviso (which the Debtors shall use commercially reasonable efforts to obtain), then this Agreement shall not terminate as a result of such notice if the Effective Date of the Prearranged Plan has occurred prior to the expiration of such five (5) business day period; and
          (d) if the Company or any of its directors, officers, affiliates, representatives, advisors or agents (i) enters into a letter of intent (binding or non-binding) or a definitive agreement for an Alternative Transaction (or otherwise breaches any provision of this Section 6) or (ii) requests any modifications of the Prearranged Plan adverse to the interests of the Lenders or any additional consideration to be provided to any other creditors or holders of existing equity interests beyond that contemplated by the Prearranged Plan, the Requisite Consenting Lenders may terminate this Agreement and the obligations of the Parties hereunder at anytime thereafter by delivering written notice of such termination to each other Party hereto in accordance with Section 8(c) hereof.
          (e) For purposes of this Section 6:
               (1) “Alternative Transaction” means any restructuring, merger, consolidation or combination to which the Company or any of its subsidiaries is a party; any proposed sale or other disposition of capital stock or other ownership interests of the Company and its subsidiaries; or any proposed sale or other disposition of all or substantially all of the assets or properties of Company and its subsidiaries; and
               (2) “Topping Proposal” means a proposal, offer or indication of interest from a Potential Acquiror for an Alternative Transaction that the Company and its Board of Directors reasonably determines in good faith, after reasonable diligence, (x) is reasonably likely to be consummated within a reasonable time, and (y) if consummated, would result in payment in full of the First Lien Debt Claims of the Lenders and would otherwise be more favorable than the Restructuring to the Debtors’ estates and their creditors, equity holders and other parties to whom the Debtors owe fiduciary duties (including, without limitation, the Lenders); provided that such reasonable good faith determination shall take into account, among other relevant factors, the identity of the Potential Acquiror, the likelihood that any such offer or proposal will be negotiated to finality within a reasonable time, and the potential loss to the Debtors’ estates and their creditors and other parties to whom the Debtors owe fiduciary duties (including, without limitation, the Lenders) if such Alternative Transaction is not consummated.
     Section 7. Consenting Lender Consent to Use of Cash Collateral. As long as a Termination Event has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, the Consenting Lenders hereby consent to the Debtors’ use of cash collateral in accordance with (a) a budget based upon a 13-week rolling cash flow projection acceptable to the Requisite Consenting Lenders in their sole discretion (the “Budget”) and (b) an interim and final cash collateral order, the form and substance of which shall be in all respects subject to the consent of the Requisite Consenting Lenders, providing for (i) replacement liens on substantially all of the assets of the Debtors subordinate to a carve-out for the Debtors’ professionals and the professionals of any official committees equal to actual fees and expenses of each such professional prior to the issuance of a Carve Out Trigger Notice2 plus, after the issuance of a Carve Out Trigger Notice, $1,250,000 in the aggregate split among such professionals on a pro rata basis in accordance with the amount budgeted for each such professional in the Budget (the “Carve-Out”), (ii) superpriority claims subordinate to the Carve-Out, (iii) payment of fees and expenses of the Consenting Lenders’ professionals, including, without limitation, Kirkland, Drinker Biddle & Reath LLP, Finn Dixon & Herling LLP and a financial advisor to be determined at the Requisite Consenting Lenders’ election, on a regular monthly basis during the Chapter 11 Cases, (iv) payment, on or immediately preceding the Effective Date, to the Lenders on a pro rata basis on account of any Credit Facility Obligations and/or Specified Swap Obligations of “Excess Cash”3 and (v) information, reports, documents and other additional materials the Consenting Lenders may reasonably request, either directly or through their professionals, to the extent provided in the Credit Facility and Specified Swap Agreements.
     Section 8. Miscellaneous.
          (a) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of New York. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in a federal court of competent jurisdiction in the United States District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Cases, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.
          (b) No Waiver of Participation and Preservation of Rights. This Restructuring Support Agreement and the Term Sheet are part of a proposed settlement of disputes among the Parties. Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Prearranged Plan are not consummated as provided herein, if a Termination Event occurs, or if this Agreement is otherwise terminated for any

[2]	As will be defined in the cash collateral order.

[3]	For the purposes hereof, “Excess Cash” shall mean any cash in excess of $3 million on the Debtors’ balance sheet after payment and distribution of all amounts to be paid or distributed under the Prearranged Plan, which such monetary threshold may be increased by the consent of the Requisite Consenting Lenders.

reason, the Parties each fully reserve any and all of their respective rights, remedies, claims, and interests.
          (c) Notices. All demands, notices, requests, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier service, messenger, facsimile, telecopy, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, and shall be deemed to have been duly given or made: (i) upon delivery, if delivered personally or by courier service, or messenger, in each case with record of receipt; (ii) upon transmission with confirmed delivery, if sent by facsimile or telecopy; or (iii) when received after being sent by certified or registered mail, postage pre-paid, return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following Parties:
If to the Company:
Regent Communications, Inc.
100 East River Center, 9th Floor
Covington, KY 41011
Facsimile: (859) 814-0136
Attn: Tony Vasconcellos (Tony.Vasconcellos@RegentComm.com)
with copies (which shall not constitute notice) to:
Latham & Watkins LLP
233 S. Wacker Drive, Suite 5800
Chicago, Illinois 60606
Facsimile: 312-993-9767
Attn: Josef S. Athanas (josef.athanas@lw.com)
         William P. O’Neill (william.o’neill@lw.com)
If to a Consenting Lender or a transferee thereof:
To the addresses or facsimile numbers set forth below following the
Consenting Lender’s signature (or as directed in writing by any transferee thereof),
with copies (which shall not constitute notice) to:
Kirkland & Ellis, LLP
300 North LaSalle Street
Chicago, IL 60654
Facsimile: (312) 862-2200
Attn: David L. Eaton, Esq. (david.eaton@kirkland.com)
         Christopher J. Greeno, P.C. (cgreeno@kirkland.com)
and

Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Facsimile: (213) 830-6377
Attn: Andrew Salter (asalter@oaktreecapital.com)
         David Quick (dquick@oaktreecapital.com)
          (d) Complete Agreement. This Agreement, the Term Sheet and any and all side letters executed by the Parties in connection herewith constitute the full and complete understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior agreements, understandings, or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.
          (e) Interpretation of this Agreement. This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this Agreement shall interpret in a neutral manner. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.
          (f) Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.
          (g) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors and assigns provided, however, that nothing contained in this paragraph shall be deemed to permit sales, assignments, or transfers that would otherwise not be in accordance with this Agreement.
          (h) Specific Performance. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause the other Parties to sustain damages for which such other Parties would not have an adequate remedy at law for money damages, and therefore, each Party hereto agrees that in the event of any such breach, such other parties shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such parties may be entitled, at law or in equity.
          (i) Several, Not Joint, Obligations. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.
          (j) Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
          (k) No Waiver. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance.
          (l) Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waiver, limit, impair or restrict the ability of each of the Consenting Lenders to protect and preserve its rights, remedies and interests, including any such rights and remedies relating to defaults or other events that may have occurred prior to the execution of this Agreement, any and all of its claims and causes of action against any of the Debtors or any third parties, or its full participation in the Chapter 11 Cases. Without limiting the foregoing in any way, if the transactions contemplated by this Agreement are not consummated as provided herein or if this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies and interests under the Credit Agreement, applicable law and in equity.
          (m) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or email shall be as effective as delivery of a manually executed signature page of this Agreement.
          (n) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and any such prohibited or unenforceable provision shall be deemed reformed and construed so that it will be valid, legal, and enforceable and not prohibited to the maximum extent permitted by applicable law.
          (o) No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof.
          (p) No Solicitation.
               (1) This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not, whether for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise, a solicitation for the acceptance or rejection of a plan of reorganization for any of the Debtors.
               (2) This Agreement is not an offer with respect to any securities, and such offers or solicitation, if necessary to effectuate the Restructuring, will be made only in compliance with all applicable securities laws.
          (q) Settlement Discussions. This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding involving enforcement of the terms of this Agreement.
          (r) Consideration. It is hereby acknowledged by the Parties hereto that, other than the agreements, covenants, representations, and warranties set forth herein, no consideration shall be due or paid to any Consenting Lender for its entry into this Agreement.
          (s) Receipt of Adequate Information; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement and that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.
          (t) Time of the Essence. Time is of the essence with respect to all provisions of this Agreement that specify a time for performance.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

By: REGENT COMMUNICATIONS, INC.

Name: Anthony A. Vasconcellos
Title: Executive Vice President and Chief
Financial Officer

On behalf of the other Debtors listed on Schedule 1
hereto: Authorized Signatory

Schedule I
Regent Communications, Inc.
B & G Broadcasting, Inc.
Livingston County Broadcasters, Inc.
Regent Broadcasting, LLC
Regent Broadcasting Management, LLC
Regent Broadcasting of Albany, Inc.
Regent Broadcasting of Bloomington, Inc.
Regent Broadcasting of Buffalo, Inc.
Regent Broadcasting of Chico, Inc.
Regent Broadcasting of Duluth, Inc.
Regent Broadcasting of El Paso, Inc.
Regent Broadcasting of Erie, Inc.
Regent Broadcasting of Evansville/Owensboro, Inc.
Regent Broadcasting of Flagstaff, Inc.
Regent Broadcasting of Flint, Inc.
Regent Broadcasting of Ft. Collins, Inc.
Regent Broadcasting of Grand Rapids, Inc.
Regent Broadcasting of Kingman, Inc.
Regent Broadcasting of Lafayette, LLC
Regent Broadcasting of Lake Tahoe, Inc.
Regent Broadcasting of Lancaster, Inc.
Regent Broadcasting of Lexington, Inc.
Regent Broadcasting of Mansfield, Inc.
Regent Broadcasting of Midwest, LLC
Regent Broadcasting of Palmdale, Inc.
Regent Broadcasting of Peoria, Inc.
Regent Broadcasting of Redding, Inc.
Regent Broadcasting of San Diego, Inc.
Regent Broadcasting of South Carolina, Inc.
Regent Broadcasting of St. Cloud, Inc.
Regent Broadcasting of St. Cloud II, Inc.
Regent Broadcasting of Utica/Rome, Inc.
Regent Broadcasting of Watertown, Inc.
Regent Broadcasting West Coast, LLC
Regent Licensee of Chico, Inc.
Regent Licensee of Erie, Inc.
Regent Licensee of Flagstaff, Inc.
Regent Licensee of Kingman, Inc.
Regent Licensee of Lake Tahoe, Inc.
Regent Licensee of Lexington, Inc.
Regent Licensee of Mansfield, Inc.
Regent Licensee of Palmdale, Inc.
Regent Licensee of Redding, Inc.
Regent Licensee of San Diego, Inc.
Regent Licensee of South Carolina, Inc.
Regent Licensee of St. Cloud, Inc.
Regent Licensee of Utica/Rome, Inc.
Regent Licensee of Watertown, Inc.

General Electric Capital Corporation

By:
Name:	Charles Vandis
Title:	Duly Authorized Signatory

First Street Holdings 3, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

First Street Holdings 4, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

First Street Holdings 5, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

First Street Holdings 6, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

First Street Holdings 7, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

First Street Holdings 8, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

First Street Holdings 9, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

First Street Holdings 10, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

First Street Holdings 11, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

First Street Holdings 12, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

First Street Holdings 13, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

First Street Holdings 14, L.P.
By: POF4 GP, LLC, general partner
By: Oaktree Capital Management, L.P., managing member

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

Restructuring Term Sheet
February 28, 2010
THIS TERM SHEET (THE “TERM SHEET”) DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS AND CONDITIONS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL FINANCIAL RESTRUCTURING AND IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND OTHERWISE ACCEPTABLE IN ALL RESPECTS TO THE REQUISITE CONSENTING LENDERS (AS DEFINED IN THE RESTRUCTURING SUPPORT AGREEMENT TO WHICH THIS TERM SHEET IS ATTACHED) AND THE DEBTORS (AS DEFINED IN THE RESTRUCTURING SUPPORT AGREEMENT TO WHICH THIS TERM SHEET IS ATTACHED).
This Term Sheet sets forth the principal terms of a proposed financial restructuring (the “Restructuring”) for the existing debt and other obligations of the Companies through a prearranged plan of reorganization of the Companies (a “Plan”) containing the terms and conditions described herein and other standard and customary provisions, including without limitation provisions concerning “pass-through” treatment for administrative and priority claims, trade payables and leases.
All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

General Restructuring Terms

Credit Agreement:	The Credit Agreement dated November 21, 2006, among Parent, Borrower, Bank of America, N.A. (“BofA”) as administrative agent (“Administrative Agent”), BofA as issuing lender (“Issuing Lender”) and the other entities party thereto as lenders (“Lenders”), as heretofore amended.

Specified Swap Agreements:	The swap agreements currently outstanding with Lender Counterparties representing approximately $12.1 million of liabilities owed by Borrower. All obligations under the Specified Swap Agreements are referred to herein as the “Specified Swap Obligations”.

Lender Counterparties:	BofA, Suntrust, Bank of Montreal and their respective successors and permitted assigns.

Parent:	Regent Communications, Inc.

Borrower:	Regent Broadcasting, LLC

Companies:	Parent, Borrower and all subsidiaries of Borrower.

Reorganized Parent:	Parent as reorganized in connection with the Restructuring, a successor thereto or a newly formed company to be formed for the purpose of owning the Companies.

Reorganized Borrower:	Borrower as reorganized in connection with the Restructuring or a successor thereto.

New Equity:	100% of all equity of Reorganized Parent as of the effective date of the Plan (the “Effective Date”). The New Equity will be structured in a manner reasonably acceptable to the Requisite Consenting Lenders (as defined in the Restructuring Support Agreement), including (without limitation) limitations on certain fundamental actions, and so as to ensure, by way of limited voting rights, that the holders thereof (other than Oaktree Capital Management, L.P. and its controlled affiliates (collectively, “Oaktree”)) will hold a “nonattributable” interest in the Companies under applicable FCC rules and policies. In addition, to the extent any Consenting Lender’s direct or indirect owners include entities or persons which would be included in the calculation of foreign ownership for purposes of Section 310(b) of the Communications Act of 1934, as amended, and the FCC’s rules and policies promulgated thereunder, such Consenting Lender may, if requested by Oaktree, be required to receive a warrant for New Equity in lieu of New Equity in order to satisfy FCC foreign ownership limitations. Finally, the Reorganized Parent and the holders of the New Equity will be required to enter into definitive investment agreements providing for, subject to customary exceptions, tag-along rights on transfers by

Oaktree, preemptive rights on equity issuances (subject to certain exceptions reasonably acceptable to the Requisite Consenting Lenders), demand and piggyback registration rights and transfer restrictions, as well as drag-along provisions in favor of Oaktree, in each case in form and substance reasonably acceptable to the Requisite Consenting Lenders.

Restructuring:	The Commitments under the Credit Agreement will be terminated. All Obligations (as defined in the Credit Agreement), including all Loans under the Credit Agreement and the Specified Swap Obligations, will be exchanged for the following, allocated among the applicable Secured Parties on a pro rata basis:

• $95 million of Senior Secured Term Loans incurred by Reorganized Borrower on substantially the terms set forth below,

• $25 million of PIK Loans incurred by Reorganized Borrower on substantially the terms set forth below, and

• 100% of the New Equity issued by Reorganized Parent, which will be subject to dilution by the Management Equity Incentive Program described below and future post-Restructuring issuances.

Unsecured Claims:	The Lenders shall waive their deficiency claims against the Debtors. All other unsecured claims shall be paid in full in cash on or prior to the Effective Date.

Existing Equity:	The Plan shall provide that the Secured Parties will make a gift of, or allow the Companies to distribute from the Secured Parties’ collateral, $5.5 million to the current shareholders of Parent on a pro rata basis. Upon distribution of such amount, the outstanding shares of Parent will be cancelled.

Compensation Plans:	The Plan shall provide that the Companies assume the (i) existing employment agreements of Anthony A. Vasconcellos and William L. Stakelin, as amended on February 28, 2010 (the “Employment Agreements”), (ii) 2004 Corporate Employee Retention and Severance Plan, (iii) 2010 Special Bonus Plan with bankruptcy incentives as adopted by the board in December 2009, and (iv) Regent Communications, Inc. Deferred Compensation Plan.

Management Equity Incentive Program:	Options, equity or other equity-based grants equal to 8% of the total New Equity on a fully diluted basis will be reserved for a management equity incentive plan, the specific terms of which will be determined by the board of Reorganized Parent.

Executory Contracts and Unexpired Leases:	Executory contracts and unexpired leases shall be assumed or rejected pursuant to a schedule to be attached to the Plan Supplement, which shall be acceptable in all respects to the Requisite Consenting Lenders in their sole discretion, including any amendments prior to the Effective Date.

Private Company:	The Reorganized Parent would not be listed on a national securities exchange or be an SEC-reporting company.

Releases:	To the extent allowable by law, the Plan will contain customary releases and other exculpatory provisions in favor of (i) the Company, its present directors, officers and professional advisors and (ii) the Consenting Lenders, their respective directors, officers, partners, members, representatives, employees, professional advisors and other parties to be agreed upon by the Borrower and the Requisite Consenting Lenders.

Expense Reimbursement:	All reasonable and documented out-of-pocket expenses of the Requisite Consenting Lenders, their counsel (including but not limited to, Kirkland & Ellis LLP, Drinker Biddle & Reath LLP and Finn Dixon & Herling LLP) and their financial advisor shall be paid in full in cash.

Terms of Senior Secured Term Loans

Principal Amount:	$95 million

Agent:	To be determined.

Maturity Date:	4 years from the Effective Date.

Rate:	One-month LIBOR plus 4.0% and, upon an event of default, increased to one-month LIBOR plus 6.0%; provided that, in each case, there shall be a LIBOR floor of 1.25%.

Guarantors:	A newly formed holding company of Reorganized Borrower which is 100% owned by Reorganized Parent and all subsidiaries of Reorganized Borrower.

Collateral:	Subject to the New Revolving Loans (as defined below), first priority perfected security interest on all personal and real property of Reorganized Borrower and Guarantors, subject to exceptions to be agreed and limitations and qualifications relating to FCC licenses to be agreed, in each case by the Reorganized Borrower and the Requisite Consenting Lenders.

Voluntary Prepayments:	Voluntary prepayments shall be permitted without premium or penalty subject to customary thresholds and notice requirements.

Mandatory Repayments:	• 1% amortization per annum of the Principal Amount with remainder payable in full on the Maturity Date

• Semi-Annual payment of 50% of excess cash flow, with definition to be agreed upon by the Reorganized Borrower and the Requisite Consenting Lenders

• Mandatory repayment from asset sale proceeds subject to exceptions and permitted reinvestment to be agreed upon by the Reorganized Borrower and the Requisite Consenting Lenders

Financial Covenants:	Beginning on December 31, 2010 (for the immediately preceding quarter), quarterly financial covenants to be agreed upon by the Reorganized Borrower and the Requisite Consenting Lenders.

Representations & Warranties, Covenants & Events of Default:	Representations and warranties, affirmative and negative covenants, and events of default to be customary for transactions of this type, subject to mutual agreement of the Reorganized Borrower and the Requisite Consenting Lenders.

Expense Reimbursement & Indemnification:	Expense reimbursement and indemnification in favor of Agent, lenders and their related parties on terms customary for transactions of this type, subject to mutual agreement of the Reorganized Borrower and the Requisite Consenting Lenders.

Terms of PIK Loans

Principal Amount:	$25 million

Notes Agent:	To be determined by the Requisite Consenting Lenders.

Maturity Date:	4 years and 6 months from the Effective Date.

Rate:	12% payable in kind on a quarterly basis.

Ranking:	Unsecured debt, subordinated to the Senior Secured Term Loans.

Representations & Warranties, Covenants, Events of Default and Other provisions:	Representations and warranties, affirmative and negative covenants, events of default and other terms to be customary for transactions of this type, subject to mutual agreement of the Reorganized Borrower and the Requisite Consenting Lenders.

New Revolving Loans

Terms and Conditions:	A revolving loan facility in the aggregate principal amount of up to $5,000,000, provided (a) the Requisite Consenting Lenders have approved such loans, (b) such loans are secured by the same collateral as the Senior Secured Term Loan and with the same priority, and (c) such loans are paid in full prior to the repayment of the Senior Secured Term Loan.

Exhibit B
PROVISION FOR TRANSFER AGREEMENT
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of February 28, 2010 (as amended or otherwise modified from time to time in accordance with the terms thereof), by and among Regent Communications, Inc., a Delaware corporation, Regent Broadcasting, LLC, a Delaware limited liability company, [insert name of Transferor Consenting Holder], and the other parties thereto, inter alia, and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound.

By:
Transferee

Acknowledged by

Regent Communications, Inc. on , 2010
By:

Its:

Regent Broadcasting, LLC on , 2010
By:

Its: